Exhibit 99.1

Oasys Mobile, Inc. Emerges from Chapter 11

•	Reorganization Completed on Schedule
•	Strengthened Balance Sheet - Capitalized for Growth

•	Strong Product Pipeline

Raleigh, North Carolina, (October 12, 2007) – Oasys Mobile, Inc. today announced its emergence from Chapter 11 with an improved capital structure, the funding necessary to finance future growth, and a strong product pipeline with several new games to be released over the next several months.    The Reorganization Plan becomes effective on October 12, 2007.

“We are extremely pleased that Oasys has the resources, product offerings and management required to grow the business and achieve all of our operating objectives,” said Doug Dyer, CEO of Oasys Mobile. “Oasys has maintained its product development efforts throughout this process.  With strong brand relationships and key licensing agreements in hand, Oasys expects to release several new games and other products into the market over the next several months.  Key among them are UNO® Classic 2008, Magic 8 Ball®, and Texas Hold’em 2007 with Phil Hellmuth.”

 “With their products, content partnerships, and distribution capabilities, and with the capital investment from funds managed by Associated Partners LP, and Rock Hill Partners, we are confident in Oasys Mobile’s future,” stated Ted Schell of Associated Partners LP, a key investor in Oasys Mobile.  “The management team of Oasys Mobile has done a great job in maintaining the forward momentum of the company.”

Oasys Mobile is today a growing mobile games and applications publisher with several high profile games currently in the market and available through all the major domestic carriers and dozens more globally.   The Company has a strong backlog of new products that it will be introducing, including new game franchises and applications.  Emerging from Chapter 11 as a privately-held company frees Oasys Mobile to aggressively build for the long term with streamlined operations and a strong balance sheet.  Currently, Oasys Mobile has over a dozen new and franchise products in development for release during the remainder of 2007 and into 2008.

About Oasys Mobile, Inc.

Oasys Mobile, Inc. is a premier publisher and developer of mobile entertainment. Oasys Mobile offers branded mobile games and applications in all major categories. Oasys Mobile content is distributed through an extensive Carrier network that accounts for 97% of all wireless subscribers in the US. Additionally, Oasys Mobile maintains multiple direct and indirect relationships with international carriers. For more information, see www.oasysmobile.com.

About Associated Partners

Associated Partners is a private investment partnership focusing on investments in communications, media, Internet and related technology companies. Associated is managed by Associated Partners GP, LP, whose principals have extensive experience investing in, advising and operating emerging and established companies in numerous industries, including wireless communications, wireless data and wireless location systems, internet, CATV, local telecommunications, power line communications, and radio.

About Rock Hill Partners

Rock Hill Partners, through its affiliates, manages investment funds with diversified portfolios of assets, including portfolios that focus on identifying undervalued and growth opportunities.

This press release contains forward-looking statements that involve risks and uncertainties concerning Oasys Mobile's business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results is included in Oasys Mobile's annual report on Form 10-K for the year ended December 31, 2006, and in reports subsequently filed by Oasys Mobile with the Securities and Exchange Commission ("SEC"). All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Oasys Mobile's web site at www.oasysmobileinc.com. Oasys Mobile hereby disclaims any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

All trademarks and/or registered trademarks are the property of their respective owners.

UNO, MAGIC 8 BALL and associated trademarks and trade dress are owned by, and used under license from, Mattel, Inc. © 2007 Mattel, Inc. All Rights Reserved.